This pricing supplement together with the prospectus and prospectus supplement both dated November 30, 2001 to which it relates constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and in those jurisdictions only by persons permitted to sell such securities. No securities commission or similar authority in Canada or the United States of America has in any way passed upon the merits of the securities offered and any representation to the contrary is an offence.


Pricing Supplement dated January 28, 2002                         Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)           Cusip No. CA 88319ZAA18

                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                     Textron Financial Canada Funding Corp.
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer: Textron Financial Canada Funding Corp.



--------------------------------------------------------------------------------
Principal Amount:  Cdn. $5,000,000         Initial Interest Rate: To be set
                                           on January 28th, 2002 at 10:00 am
Issue Price:  $100                         am at the 3 month BA Rate (as per
                                           per Reuters page "CDOR") + 150
                                           basis points
Agent's Discount or Commission: $0.20      Original Issue Date: January 28, 2002

Net Proceeds to Issuer: Cdn. $4,990,000    Stated Maturity Date: January 28,2004
--------------------------------------------------------------------------------

Interest Payment Dates:
          [X] Regular Floating Rate Note
          [ ] Floating Rate/Fixed Rate Note
                Fixed Rate Commencement Date:
                Fixed Interest Rate: %

          [ ]   Inverse Floating Rate Note
                [ ] Fixed Interest Rate:   %

Interest Rate Basis or Bases:
                     [X] BA Rate          [ ] Other (see attached)
                     [ ] LIBOR
                     [ ] Cdn. Prime Rate

If LIBOR:
                         [ ] LIBOR Reuters Page:
                         [ ] LIBOR Telerate Page:

                      LIBOR Currency:


Spread (+/-):  + 150 basis points                   Maximum Interest Rate:     %

Spread Multiplier:                                  Minimum Interest Rate:     %

Index Maturity:

Initial Interest Reset Date:   April 29, 2002

Interest Reset Dates:      April 29th, 2002
                           July 29th, 2002       October 28th, 2002
                           January 28th, 2003    April 28th, 2003
                           July 28th, 2003       October 28th, 2003

Interest Payment Dates:    April 29th, 2002      July 29th, 2002
                           October 28th, 2002    January 28th, 2003
                           April 28th, 2003      July 28th, 2003
                           October 28th, 2003    January 28th, 2004

Interest Determination Dates: January 28th, 2002 April 29th, 2002
                              July 29th, 2002    October 28th, 2002
                              January 28th, 2003 April 28th, 2003
                              July 28th, 2003    October 28th, 2003


Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

      [ ] Actual/360 for the period from _______ to _______
      [ ] Actual/Actual for the period from _______ to _______
      [ ] 30/360 for the period from _______ to _______
      [X] Actual/365 from January 28, 2002 to January 28, 2004
      [ ] Two equal semi-annual payments from ____________ to ________________

Redemption:
      [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
      [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual Redemption Percentage Reduction:  ____% until Redemption
             Percentage is 100% of the Principal Amount.

Optional Repayment:
      [X] The Notes cannot be repaid prior to the Stated Maturity Date.
      [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than Cdn. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:     [ ] Yes    [X] No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
      [X] RBC Dominion Securities Inc.
      [ ] BMO Nesbitt Burns Inc.
      [ ] Scotia Capital Inc.


Agent acting in the capacity as indicated below:
      [X] Agent      [ ] Principal

If as Principal:
      [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
      [ ] The Notes are being offered at a fixed initial public offering price of ____% of the Principal Amount.

If as Agent:
        The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:





       Terms are not completed for certain items above because such items are not applicable.